Exhibit 10.1

Loan Nos. 04 2508 01

93-0909703

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) is entered into as of July 5, 2011, by and among FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation, D&D OF MINNESOTA, INC., a Minnesota corporation, LAKE & HENNEPIN BBQ AND BLUES, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS, INC., a Minnesota corporation, FAMOUS DAVE’S RIBS-U, INC., a Minnesota corporation, and FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation (each, individually, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time a party hereto (each, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as Administrative Agent and L/C Issuer.

R E C I T A L S

A. Borrowers, Wells Fargo, as Administrative Agent and L/C Issuer, and the Lenders a party thereto have entered into that certain Second Amended and Restated Credit Agreement dated as of March 4, 2010, as amended by that certain letter agreement dated February 1, 2011 (the “Credit Agreement”).

B. As of the date hereof, Wells Fargo is the only Lender under the Credit Agreement.

C. The parties desire to amend the Credit Agreement to modify certain provisions of the Credit Agreement, all subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Lenders hereby covenant and agree as follows:

1. Definitions. Capitalized terms used herein and not defined herein shall have the meanings provided therefor in the Credit Agreement.

2. Amendment Closing Date. As used in this Amendment, the term “Amendment Closing Date” shall mean the first date that all the conditions precedent set forth in this Amendment are satisfied or waived in accordance herewith.

3. Amendments to Credit Agreement. Effective as of the Amendment Closing Date:

(a) The following definitions in Section 1.01 of the Credit Agreement shall be amended and restated in their entirety as follows:

“Adjustment Date” means the first Business Day following the date on which a Compliance Certificate is delivered by the Borrowers pursuant to Section 6.01.

“Applicable Margin” means, for all Loans for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the applicable percentage set forth below corresponding to the Adjusted Leverage Ratio, as determined for the most recent Reference Period ending immediately prior to the applicable Rate Adjustment Period:

Level	Adjusted Leverage Ratio	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Base Rate Loans	Applicable Margin for Revolving Credit Commitment Fees
I	≥ 3.25:1.00	2.25%	0.75%	.375%
II	< 3.25:1.00 and ≥ 3.00:1.00	2.00%	0.50%	.375%
III	< 3.00:1.00 and ≥ 2.75:1.00	1.75%	0.25%	.25%
IV	< 2.75:1.00	1.50%	0.00%	.25%

Notwithstanding the foregoing, (a) for the period commencing on the Amendment Closing Date through the Adjustment Date immediately following the date of delivery by the Borrowers to the Administrative Agent of a Compliance Certificate for the fiscal period ending on or about June 30, 2011, the Applicable Margin shall be the percentage set forth in Level I in the table above; and (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to Section 6.01 hereof, then for the period commencing on the date after the day on which such Compliance Certificate was due until the Adjustment Date, the Applicable Margin shall be that percentage corresponding to Level I in the table above.

“Fee Letter” means the letter agreement, dated as of July 5, 2011 by and between the Borrowers and the Administrative Agent, as the same may be amended, restated, modified or otherwise supplemented from time to time.

“Revolving Credit Maturity Date” means July 5, 2016.

“Term Loan Required Amortization Payment” means $680,000.00.

“Term Loan Maturity Date” means July 5, 2016.

(b) The Credit Agreement is hereby amended by amending and restating Section 7.06 thereof to read as follows:

7.06 Restricted Payments.

Directly or indirectly, declare, or pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided, however, that (a) Restricted Payments from one Borrower to another Borrower (only to the extent that the same may lawfully be made by such Borrower in accordance with applicable Laws), and (b) Restricted Payments consisting of Permitted Stock Repurchases, shall be permitted so long as, in the case of each of the foregoing clauses (a) and (b), (1) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Restricted Payment, (2) Borrowers will be in pro forma compliance with the financial covenants set forth in Article XIV hereof as of the most recently ended Reference Period for which financial statements were delivered hereunder on a pro forma basis both before and after giving effect to such Restricted Payment, and (3) the aggregate consideration for any such Permitted Stock Repurchase shall be paid in cash and the aggregate amount paid in connection with all of such Permitted Stock Repurchases made hereunder shall not exceed (A) $10,000,000 in the aggregate in any twelve (12) month period, (B) in the aggregate in any fiscal year, an amount which, when added to the aggregate amount of all Growth Capital Expenditures made or incurred by Borrowers and their Subsidiaries in the aggregate during such fiscal year exceeds the dollar amount for such fiscal year set forth in the table in Section 14.03 (i.e. $25,000,000 in any fiscal year), or (C) $30,000,000 in the aggregate from and after July 5, 2011.

(c) The Credit Agreement is hereby amended by amending and restating each of Schedules 5.05, 5.06, 5.13, 5.22, 5.24, 7.01 and 15.02 and Exhibits B and C in the respective forms attached to this Amendment.

4. Term Loan. The parties hereto hereby acknowledge and agree that the outstanding principal balance of the Term Loan and the Term Loan Commitment have been reduced to $6,346,666.72 as of the Amendment Closing Date:

5. Conditions Precedent to Effectiveness of this Amendment. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, unless waived by the Administrative Agent, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Amendment Closing Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) two (2) executed counterparts of this Amendment;

(ii) two (2) executed counterparts of the Fee Letter;

(iii) two (2) executed counterparts of a Supplement Grant of Security Interest in United States Trademarks;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents executed in connection herewith to which such Borrower is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower executing this Amendment and any other Loan Documents executed in connection herewith is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(vi) a favorable opinion or opinions (or an update of any existing opinion or opinions given on or about the Closing Date) of counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and this Amendment and the Loan Documents as the Administrative Agent may reasonably request;

(vii) a certificate of each Borrower signed by a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by, and the validity against, such Borrower of this Amendment and the other Loan Documents to which it is a party, which consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of each Borrower certifying that (A) the representations and warranties of the Borrowers contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Amendment Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes hereof, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, (B) no Default or Event of Default shall exist, or would result from the execution of this Amendment or the effectiveness hereof, and (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require;

(b) The Borrowers shall have paid to the Administrative Agent for the account of each applicable Lender all fees required to be paid hereunder or under the Fee Letter by Borrowers on the Amendment Closing Date; and

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Amendment Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

6. Ratification. The Credit Agreement, as amended by this Amendment, is hereby ratified and remains in full force and effect. Nothing contained herein shall be deemed to be a novation of any Note or otherwise affect the priority of the lien of any Loan Documents.

7. Release. In consideration of the Administrative Agent’s and the Lenders’ entering into this Amendment, each Borrower hereby fully and unconditionally releases and forever discharges each of the Administrative Agent and the Lenders, and their respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, from the beginning of the world to the date on which this Amendment is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which any Borrower or any Subsidiary has, had, claims to have or to have had or hereafter claims to have or have had against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Amendment is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Amendment is executed, including the administration or enforcement of the Credit Agreement (collectively, all of the foregoing are the “Claims”). Each

Borrower represents and warrants that it has no knowledge of any claim by it or by any Subsidiary against the Released Parties or of any facts or acts or omissions of the Released Parties which on the date hereof would be the basis of a Claim by it or by any Subsidiary or any other Loan Party against the Released Parties which is not released hereby, and each Borrower represents and warrants that the foregoing constitutes a full and complete release of all Claims by or on behalf of each Borrower and any Subsidiary. The inclusion of a release provision in this Amendment shall not give rise to any inference that but for such release, any Claim otherwise would exist.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

FAMOUS DAVE’S OF AMERICA, INC.,
a Minnesota corporation

By:	/s/ Diana Purcel
Name:	Diana Purcel
Title:	Chief Financial Officer

D&D OF MINNESOTA, INC., a Minnesota corporation

By:	/s/ Diana Purcel
Name:	Diana Purcel
Title:	Chief Financial Officer

LAKE & HENNEPIN BBQ AND BLUES, INC., a Minnesota corporation

By:	/s/ Diana Purcel
Name:	Diana Purcel
Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS, INC., a Minnesota corporation

By:	/s/ Diana Purcel
Name:	Diana Purcel
Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS-U, INC.,
a Minnesota corporation

By:	/s/ Diana Purcel
Name:	Diana Purcel
Title:	Chief Financial Officer

FAMOUS DAVE’S RIBS OF MARYLAND, INC., a Minnesota corporation

By:	/s/ Christopher O’Donnell
Name:	Christopher O’Donnell
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Darcy McLaren
Name:	Darcy McLaren
Title:	Vice President

By:	/s/ Maureen S. Malphus
Name:	Maureen S. Malphus
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as L/C Issuer and as a Lender

By:	/s/ Darcy McLaren
Name:	Darcy McLaren
Title:	Vice President

By:	/s/ Maureen S. Malphus
Name:	Maureen S. Malphus
Title:	Vice President